Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Lynn Morgen/Casey Kotary
ADVISIRY Partners
212-750-5800

TREX COMPANY APPOINTS IRENE TASI TO BOARD OF DIRECTORS

WINCHESTER, Va. — February 9, 2026 — Trex Company, Inc. [NYSE:TREX], the world’s largest manufacturer of wood-alternative decking and railing, today announced the appointment of Irene Tasi as a new independent member of its Board of Directors, effective immediately.

Ms. Tasi brings more than 25 years of leadership experience across the global industrial and building product sectors, with particular expertise in strategic development and transformation. She currently serves as Chief Transformation Officer at PPG, a global manufacturer and distributor of paints, coatings, and specialty products, where she leads enterprise-wide transformation and growth initiatives. During her tenure at PPG, Ms. Tasi has also served as Senior Vice President of Global Industrial Coatings and as the company’s first Chief Growth Officer, with responsibility for enterprise strategy, M&A, and digital transformation. Prior to joining PPG, Ms. Tasi spent over 20 years at Masco, a leading manufacturer of home improvement and building products, where she held various senior leadership roles driving growth, overseeing strategic transactions, including supporting the TopBuild spin-off, and integrating acquired businesses.

James Cline, Chairman of the Board of Directors, said, “Irene is a stellar strategic and transformational leader, and we are pleased to have her join our Board. She has an extensive background in the building products and materials sectors that will further strengthen our industry insights. This appointment builds on our Director refreshment program and underscores the Board’s commitment to supporting Trex’s long-term growth objectives.”

Bryan Fairbanks, President and Chief Executive Officer of Trex Company, commented, “Throughout Irene’s career, she has consistently leveraged technology and digital capabilities to enhance operational efficiency, commercial excellence, and customer experience. Irene’s proven track record of strategic execution and driving sustained, profitable growth will be significant assets to Trex as we look to capitalize on our industry’s long-term growth opportunities.”

Ms. Tasi will serve on the Audit Committee and Compensation Committee of the Board.

As previously disclosed, Ronald Kaplan, a director since 2008, intends to retire from the Board and will not stand for re-election at the Company’s 2026 Annual Meeting of Shareholders. Following Ms. Tasi’s appointment, the Trex Board will temporarily comprise eleven directors, ten of whom are independent, and will be reduced to ten directors following the Annual Meeting.

About Trex Company, Inc.

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented, and defined the composite decking category. Today, the company is the world’s #1 brand of sustainably made, wood-alternative decking and railing, and a leader in high-performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than

Exhibit 99.1

6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, deck lighting, outdoor kitchen components, fencing, pergolas, spiral stairs, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking^ for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

^2021-2026 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.